EXHIBIT 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13G filed herewith (and any amendments thereto), relating to the Common Stock of Aviat Networks, Inc., a Delaware corporation, is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(c) under the Securities Exchange Act of 1934, as amended, on behalf of each of the undersigned.

This Agreement may be executed in counterparts and each of such counterparts taken together shall constitute one and the same instrument.

Dated this 28th day of March, 2016.

JDS1, LLC By: /s/ Julian D. Singer Name: Julian D. Singer Title: Managing Member	David S. Oros By: /s/ David S. Oros
John H. Burke By: /s/ John H. Burke